Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BODY CENTRAL ACQUISITION CORP.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

Body Central Acquisition Corp., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1)                                     That the original Certificate of Incorporation was filed by the Corporation with the Secretary of State of Delaware on August 1, 2006.

2)                                     That the Board of Directors has duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

FIRST:  The name of this corporation is Body Central Acquisition Corp. (the “Corporation”).

SECOND:  The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle.  The name of its registered agent at such address is Corporation Service Company.

THIRD:  The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH:  The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 750,000 shares of Common Stock, $0.001 par value per share (“Common Stock”), and (ii) 530,000 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.  Unless otherwise indicated, references to “Sections” or “Subsections” in this Article refer to sections and subsections of this Article Fourth.

A.                                   COMMON STOCK

1.                                       General.  The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2.                                       Voting.  The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings).  There shall be no cumulative voting.  The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

3.                                       Liquidation.  After the payment of all preferential amounts required to be paid to the holders of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock pursuant to Section C(2)(a) below, the holders of the shares of Common Stock then outstanding shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders as otherwise set forth herein.

B.                                     PREFERRED STOCK

Preferred Stock shall consist of such authorized number of shares and shall have such terms, rights, powers and preferences, and the qualifications and limitations with respect thereto, as stated or expressed herein.

C.                                     SERIES A CONVERTIBLE PREFERRED STOCK, SERIES B CONVERTIBLE PREFERRED STOCK AND SERIES C NON-VOTING NON-CONVERTIBLE PREFERRED STOCK

325,000 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock”, 175,000 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series B Preferred Stock”, and 30,000 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series C Preferred Stock”.  The Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock shall have the following rights, preferences, powers, privileges and restrictions, qualifications and limitations.

1.                                       Dividends.

(a)                                  So long as no shares of Series C Preferred Stock remain outstanding, the holders of Series A Preferred Stock shall be entitled to receive dividends out of funds legally available therefor, when, as and if the Board of Directors declares a dividend on the Common Stock or on any class or series of Preferred Stock that is convertible into Common Stock (including the Series B Preferred Stock).  So long as no shares of Series C Preferred Stock remain outstanding, the holders of Series B Preferred Stock shall be entitled to receive dividends out of funds legally available therefor, when, as and if the Board of Directors declares a dividend on the Common Stock or on any class or series of Preferred Stock that is convertible into Common Stock (including the Series A Preferred Stock).  In the event the Board of Directors declares such a dividend, the holders of Series A Preferred Stock or the Series B Preferred Stock, as the case may be, shall be entitled to receive a dividend pro rata with the holders of Common Stock or such class or series of Preferred Stock based on the relative number of shares of Common Stock into which the Series A Preferred Stock or Series B Preferred Stock (and such other class or series of stock) are convertible as of the record date for the determination of stockholders entitled to receive such dividend.

(b)                                 The holders of the Series C Preferred Stock shall be entitled to receive dividends on each outstanding share of Series C Preferred Stock which will accrue at the rate per annum equal to five percent (5%) of the Series C Original Issue Price (as defined below) beginning on the date of issuance (“Accrued Dividends”).  Accrued Dividends shall accrue on a quarterly basis, as of the last day of each calendar quarter, beginning on the last day of the calendar quarter including the date of issuance, whether or not declared, and shall be cumulative.  The Accrued Dividends shall be due and payable as set forth in Sections 2 and 6 below.  The Series C Preferred Stock is not eligible to receive cash dividends other than payment of Accrued Dividends in accordance with Sections 2 and 6 below.

2.                                       Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

(a)                                  Preferential Payments to Holders of Preferred Stock.

(i)                                     Series A Preferred Stock.  After the payment of all preferential amounts required to be paid to the holders of shares of Series C Preferred Stock pursuant to Section C(2)(a)(iii) below, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets available for distribution to its stockholders, before any payment shall be made to the holders of Series B Preferred Stock or to the holders of Common Stock or any other class or series of stock ranking on liquidation junior to the Series A Preferred Stock  by reason of their ownership thereof, an amount per share of Series A Preferred Stock equal to the Series A Original Issue Price If upon any such liquidation, dissolution or winding up of the Corporation the assets available for distribution to its stockholders shall be insufficient to pay such amount in full, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the remaining assets available for distribution after payment of the preferential amounts required to be paid to the holders of shares of Series C Preferred Stock pursuant to Section C(2)(a)(iii) below in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.  The “Series A Original Issue Price” shall be $100.00 per share (as adjusted for any stock splits, stock dividends, stock combinations and similar transactions with respect to the Series A Preferred Stock).

(ii)                                  Series B Preferred Stock.  After the payment of all preferential amounts required to be paid to the holders of shares of Series C Preferred Stock pursuant to Section C(2)(a)(iii) below, and Series A Preferred Stock pursuant to Section C(2)(a)(i) above, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets available for distribution to its stockholders, before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on liquidation junior to the Series B Preferred Stock by reason of their ownership thereof, an amount per share of Series B Preferred Stock equal to the Series B Original Issue Price.  If upon any such liquidation, dissolution or winding up of the Corporation the assets available for distribution to its stockholders shall be insufficient to pay such amount in full, the holders of shares of Series B Preferred Stock shall share ratably in any distribution of the remaining assets available for distribution after payment of the preferential amounts required to be paid to the holders of shares of Series C Preferred Stock pursuant to Section C(2)(a)(iii) below, and Series A Preferred Stock pursuant to Section C(2)(a)(i) above, in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.  The “Series B Original Issue Price” shall be $97.49 per share (as adjusted for any stock splits, stock dividends, stock combinations and similar transactions with respect to the Series B Preferred Stock).

(iii)                               Series C Preferred Stock.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets available for distribution to its stockholders, before any payment shall be made to the holders of Series A Preferred Stock, Series B Preferred Stock or Common Stock or any other class or series of stock ranking on liquidation junior to the Series C Preferred Stock by reason of their ownership thereof, an amount per share of Series C Preferred Stock equal to the Series C Original Issue Price plus any Accrued Dividends that have accrued thereon through the end of the calendar quarter ending most recently prior to the date of such liquidation, dissolution or winding up of the Corporation (the “Series C Liquidation Amount”).  If upon any such liquidation, dissolution or winding up of the Corporation the assets available for distribution to its stockholders shall be insufficient to pay such amount in full, the holders of shares of Series C Preferred Stock shall share ratably in any distribution of the remaining assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.  The “Series C Original Issue Price” shall be $100.00 per share (as adjusted for any stock splits, stock dividends, stock combinations and similar transactions with respect to the Series C Preferred Stock).

(iv)                              Dividends on Series A Preferred Stock and Series B Preferred Stock in the Event of Liquidation.  If, after the payment of all preferential amounts required to be paid to the holders of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock pursuant to Sections C(2)(a)(i), (ii) and (iii) above, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, there are any declared but unpaid dividends on the Series A Preferred Stock or Series B Preferred Stock, then the holders of shares of Series A Preferred Stock or Series B Preferred Stock, as the case may be, then outstanding shall be entitled to be paid out of the assets available for distribution to its stockholders, before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on liquidation junior to the Series A Preferred Stock or Series B Preferred Stock  by reason of their ownership thereof, an amount per share of Series A Preferred Stock or Series B Preferred Stock equal to the amount of dividends declared but not paid on such shares.  If upon any such liquidation, dissolution or winding up of the Corporation the assets available for distribution to its stockholders shall be insufficient to pay such amounts in full, the holders of shares of Series A Preferred Stock or Series B Preferred Stock shall share ratably in any distribution of the remaining assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(b)                                 Deemed Liquidation Events.

(i)                                     The following events shall be deemed to be a liquidation of the Corporation for purposes of this Section 2 (a “Deemed Liquidation Event”), unless (x) the Designated Holder or, (y) in the event that there is no Designated Holder, stockholders of the Corporation holding in excess of sixty-six and two-thirds percent (66 2/3%) of the number of shares of Series A Preferred Stock then outstanding, elect otherwise by written notice given to the Corporation at least 20 days prior to the effective date of any such event:  a consolidation or merger of the Corporation with or into any other person(s) or entity(ies) (other than a consolidation or merger in which the Corporation is the surviving corporation and upon consummation of which the holders of voting securities of the Corporation immediately prior to such transaction continue to own directly or indirectly at least a majority of the voting securities of the Corporation, as the surviving corporation, immediately following such transaction), a sale, license or other transfer of all or substantially all of the assets of the Corporation in a single transaction or series of related transactions, or a sale or other disposition of more than 50% of the outstanding voting capital stock of the Corporation in a single transaction or series or related transactions (whether issued and outstanding, newly issued or from treasury, or any combination thereof), or other similar transaction.

(ii)                                  The Corporation shall not have the power to effect any transaction constituting a Deemed Liquidation Event pursuant to Subsections 2(b)(i) above unless the agreement or plan of merger or consolidation provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsection 2(a) above and Section A(3) above.

(iii)                               In the event of a Deemed Liquidation Event pursuant to Subsection 2(b)(i) above, if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within 45 days after such Deemed Liquidation Event, then the Corporation shall deliver a written notice to each holder of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock no later than the 45th day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clauses (A) and (B) to require the redemption of such shares of Series A Preferred Stock, Series B Preferred Stock and/or Series C Preferred Stock and either, (A) if (x) the Designated Holder or, (y) in the event that there is no Designated Holder, stockholders of the Corporation holding in excess of sixty-six and two-thirds percent (66 2/3%) of the number of shares of Series A Preferred Stock then outstanding, so request in a written instrument delivered to the Corporation not later than 60 days after such Deemed Liquidation Event (a “Liquidation Redemption Request”), the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation after the exercise of due care) (the “Net Proceeds”), to redeem, to the extent legally available therefor, on the 90th day after such Deemed Liquidation Event (the “Liquidation Redemption Date”), all outstanding shares of Series A Preferred Stock at a price per share equal to the Series A Original Issue Price plus the right to receive all declared and unpaid dividends thereon in accordance with Subsection 2(b)(iv) below, all outstanding shares of Series B Preferred Stock at a price per share equal to the Series B Original Issue Price plus the right to receive all declared and unpaid dividends thereon in accordance with Subsection 2(b)(iv) below and all outstanding shares of Series C Preferred Stock at a price per share equal to the Series C Liquidation Amount or (B) if neither the Designated Holder nor stockholders of the Corporation holding in excess of sixty-six and two-thirds percent (66 2/3%) of the number of shares of Series A Preferred Stock then outstanding (if there is no Designated Holder), have delivered to the Corporation a Liquidation Redemption Request by the 60th day following such Deemed Liquidation Event, the holders of a majority of the then outstanding shares of Series C Preferred Stock may, not later than 75 days after such Deemed Liquidation Event, deliver to the Corporation a Liquidation Redemption Request (such request when delivered by the holders Series C Preferred Stock, a “Series C Liquidation Redemption Request”), after which the Corporation shall use the Net Proceeds to redeem, to the extent legally available therefor, on the Liquidation Redemption Date, all outstanding shares of Series C Preferred Stock at a price per share equal to the Series C Liquidation Amount.  In the event of a redemption pursuant to clauses (A) or (B) above, (x) if the Net Proceeds are less than the aggregate Series C Liquidation Amount for all outstanding shares of Series C Preferred Stock, or if the lawfully available funds to effect such redemption are less than the aggregate Series C Liquidation Amount, the Corporation shall redeem a pro rata portion of each holder’s shares of Series C Preferred Stock to the fullest extent of such Net Proceeds or such lawfully available funds, as the case may be, and, where such redemption is limited by the amount of lawfully available funds, the Corporation shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefore, (y) in the case of a redemption pursuant to clause (A) above, if after payment of the aggregate Series C Liquidation Amount  for all outstanding shares of Series C Preferred Stock, the remaining Net Proceeds are less than the aggregate Series A Original Issue Price for all outstanding shares of Series A Preferred Stock, or if the then lawfully available funds to effect such redemption are less than the aggregate Series A Original Issue Price, the Corporation shall redeem a pro rata portion of each holder’s shares of Series A Preferred Stock to the fullest extent of such Net Proceeds or such lawfully available funds, as the case may be, and, where such redemption is limited by the amount of lawfully available funds, the Corporation shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor, and (z) if, after payment of the aggregate Series A Original Issue Price for all outstanding shares of Series A Preferred Stock and aggregate Series C Liquidation Amount for all outstanding shares of Series C Preferred Stock, the remaining Net Proceeds are less than the aggregate Series B Original Issue Price for all outstanding shares of Series B Preferred Stock, or if the then lawfully available funds to effect such redemption are less than the aggregate Series B Original Issue Price, the Corporation shall redeem a pro rata portion of each holder’s shares of Series B Preferred Stock to the fullest extent of such Net Proceeds or such lawfully available funds, as the case may be, and, where such redemption is limited by the amount of lawfully available funds, the Corporation shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefore.  Prior to the distribution or redemption provided for in this Subsection 2(b)(iii), and the payments required by Subsection 2(b)(iv) below, the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in the ordinary course of business.

(iv)                              Immediately following the final redemption of the Series A Preferred Stock and Series B Preferred Stock in accordance with Subsection 2(b)(iii)(A) above, and notwithstanding the redemption of such shares of Series A Preferred Stock and  Series B Preferred Stock, the Corporation shall pay to the former holders of the Series A Preferred Stock and Series B Preferred Stock all declared but unpaid dividends thereon outstanding as of immediately prior to such redemption.  Notwithstanding the foregoing, if the lawfully available funds to pay such dividends are less than the aggregate amount of such declared but unpaid dividends, then the Corporation shall pay a pro rata portion of the amount of such dividend to each former holder of shares of Series A Preferred Stock or Series B Preferred Stock, on a pari passu basis, to the fullest extent of such lawfully available funds, and shall pay the remaining amount of such dividends to such former holders as soon as practicable after the Corporation has funds legally available therefor.

(v)                                 The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any Deemed Liquidation shall be the cash or the fair market value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity.  The fair market value of such property, rights or securities shall be determined in good faith, after the exercise of due care, by the Board of Directors of the Corporation, and the Board of Directors shall notify all holders of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock in writing of such determination.  The value of such property, rights or securities for purposes of the distribution hereunder shall be the value as so determined by the Board of Directors, unless in the case of a redemption under Subsection 2(b)(iii)(A) above (x) the Designated Holder or, (y) in the event that there is no Designated Holder, stockholders of the Corporation holding in excess of sixty-six and two-thirds percent (66 2/3%) of the number of shares of Series A Preferred Stock then outstanding or, (z) in the case of any distribution upon any such Deemed Liquidation in which the holders of the Series B Preferred Stock would receive less than the Series B Original Issue Price per share of Series B Preferred Stock, the holders of a majority of the shares of Series B Preferred Stock then outstanding or, in the case of a redemption under Subsection 2(b)(iii)(B) above, the holders of a majority of the then outstanding shares of Series C Preferred Stock, shall object thereto in writing within 15 days after the date of such notice.  In the event of such objection, the valuation of such property, rights or securities for purposes of such distribution shall be determined by an arbitrator mutually agreed upon and selected by the objecting stockholders and the Board of Directors, or in the event a single arbitrator cannot be agreed upon within 10 days after the written objection sent by the objecting stockholders, the valuation of such property, rights or securities shall be determined by an arbitration in which (i) the objecting stockholders shall name in their notice of objection one arbitrator, (ii) the Board of Directors shall name a second arbitrator within 15 days from the receipt of such notice, (iii) the two arbitrators thus selected shall select a third arbitrator within 15 days thereafter, and (iv) the three arbitrators thus selected shall determine by majority vote the valuation of such assets within 15 days thereafter for purposes of such distribution.  In the event the third arbitrator is not selected as provided herein, then such arbitrator shall be selected by the President of the American Arbitration Association (“AAA”).  The costs of such arbitration shall be borne by the Corporation or by the holders of Series A Preferred Stock (on a pro rata basis out of the assets otherwise distributable to them) as follows:  (i) if the valuation as determined by the arbitrators is greater than 90% but less than 110% of the valuation as determined by the Board of Directors, the holders of Series A Preferred Stock and Series B Preferred Stock shall pay the costs of the arbitration, and (ii) otherwise, the Corporation shall bear the costs of the arbitration.  The arbitration shall be held in Boston, Massachusetts, in accordance with the rules of the AAA.  The award made by the arbitrators shall be binding upon the Corporation and the holders of all shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, no appeal may be taken from such award, and judgment thereon may be entered in any court of competent jurisdiction.

3.                                       Voting.

(a)                                  On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series A Preferred Stock and Series B Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock and Series B Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of this Corporation.  Except as provided by law or by the provisions of Subsections 3(b) and 3(c) below, holders of Series A Preferred Stock and Series B Preferred Stock shall vote together with the holders of Common Stock, and with the holders of any other validly-authorized series of Preferred Stock the terms of which so provide, as a single class.  The holders of Series C Preferred Stock shall not have voting rights with respect to the shares of Series C Preferred Stock.

(b)                                 At any time when shares of Series A Preferred Stock are outstanding (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by the Certificate of Incorporation, and in addition to any other vote required by law or the Certificate of Incorporation, without the written consent or affirmative vote of either (x) the Designated Holder or, (y) in the event that there is no Designated Holder, stockholders of the Corporation holding in excess of sixty-six and two-thirds percent (66 2/3%) of the number of shares of Series A Preferred Stock then outstanding, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, the Corporation shall not, either directly or by amendment, merger, consolidation or otherwise, and shall not permit any of its subsidiaries to:

(i)                                     liquidate, dissolve, or wind-up the business and affairs of the Corporation;

(ii)                                  alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock, or amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation;

(iii)                               create, or authorize the creation of, any equity security (including any other security convertible into or exercisable for any such equity security) or reclassify any existing stock into a new class or series of stock;

(iv)                              increase or decrease the authorized number of shares of Preferred Stock;

(v)                                 purchase or redeem or pay or declare any dividend or make any distribution on, any shares of stock other than the Series A Preferred Stock, or permit any subsidiary of the Corporation to take any such action, other than the repurchase for cash, or through the issuance of a promissory obligation of the Corporation, of securities then held by former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at a price equal to the lower of the original purchase price of such securities or the then-current fair market value thereof;

(vi)                              incur any Indebtedness for Borrowed Money or create, or authorize the creation of, or issue, or authorize the issuance of, or permit any subsidiary to take any such action, any debt security, including, without limitation, any debt security which by its terms is convertible into or exchangeable for any equity security of the Corporation and any security of the Corporation which may represent a combination of debt and equity;

(vii)                           increase or decrease the authorized number of directors constituting the Board of Directors;

(viii)                        establish or modify the annual budget and forecasts with respect to income, balance sheets, cash flow, and capital expenditures of the Corporation and its subsidiaries;

(ix)                                make any capital expenditures except as provided in the annual budget approved pursuant to clause (viii) above;

(x)                                   sell, lease, sublease or other transfer or dispose of any assets of the Corporation or any of its subsidiaries or any voting stock of any subsidiary (other than sales of assets in the ordinary course of business consistent with past practice or any sales of assets provided in the annual budget approved pursuant to clause (viii) above;

(xi)                                make an initial public offering of its securities;

(xii)                             acquire any stock, indebtedness, obligations or liabilities of, or all or a substantial portion of the properties or assets of, any other person or entity;

(xiii)                          enter into or consummate any merger or consolidation;

(xiv)                         enter into any transaction with any affiliate of the Corporation (including any stockholder of the Corporation), including but not limited to any grant of Options or other equity-based incentives to members of the Board of Directors, their affiliates or the principal stockholders of the Corporation;

(xv)                            grant, issue, or commit to grant or issue any equity securities other than the issuance of Options under a plan or plans approved by the Board of Directors to acquire shares of Common Stock at an exercise price equal to the fair market value of such Common Stock on the date of grant; or

(xvi)                         enter into any agreement to effect any of the foregoing actions restricted by this Subsection 3(b).

(c)                                  At any time when shares of Series A Preferred Stock are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by the Certificate of Incorporation, and in addition to any other vote required by law or the Certificate of Incorporation, without the written consent or affirmative vote of the holders of at least 66 2/3% of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, the Corporation shall not, either directly or by amendment, merger, consolidation or otherwise, and shall not permit any of its subsidiaries to:

(i)                                     cause the Corporation to engage in any business as its principal business other than the business in which it is engaged as its principal business on the date of filing of this Amended and Restated Certificate of Incorporation; or

(ii)                                  enter into any transaction with the Designated Holder or any affiliate of the Designated Holder, other than pursuant to any agreements in existence on the date of filing of this Certificate of Incorporation.

(d)                                 At any time when shares of Series B Preferred Stock are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by the Certificate of Incorporation, and in addition to any other vote required by law or the Certificate of Incorporation, without the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series B Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, the Corporation shall not, either directly or by amendment, merger, consolidation or otherwise, and shall not permit any of its subsidiaries to:

(i)                                     increase or decrease the authorized number of shares of Series B Preferred Stock;

(ii)                                  issue or authorize the issuance of additional shares of Series B Preferred Stock; or

(iii)                               alter or change the rights, preferences or privileges of the shares of Series B Preferred Stock.

(e)                                  Special Definitions.  For purposes of this Section 3 and this Certificate of Incorporation, the following definitions shall apply:

(i)                                     “AIG Group” shall mean AIG Global Investment Group and its affiliates.

(ii)                                  “AIG Lead Investor” shall mean AIG Co-Investment Fund, L.P.

(iii)                               “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(iv)                              “Designated Holder” shall mean WestView Capital Partners, L.P. (“WestView”), so long as WestView continues to hold all of the shares of Series A Preferred Stock originally issued to it (other than any shares of Series A Preferred Stock disposed of by WestView pursuant to clauses (a) or (c) of Section 2.1 of that certain Stockholder Agreement by and among the Corporation and its stockholders (the “Stockholder Agreement”)), or holds more shares of the Series A Preferred Stock then outstanding, when aggregated with any shares of Series A Preferred Stock then held by its Affiliates, than each other single stockholder of the Corporation, when aggregated with its respective Affiliates, provided, that if any time WestView does not continue to hold all shares of Series A Preferred Stock originally issued to it and does not hold more shares of the Series A Preferred Stock then outstanding, when aggregated with any shares of Series A Preferred Stock then held by its Affiliates, than each other single stockholder of the Corporation, when aggregated with its respective Affiliates, then WestView shall no longer be the Designated Holder and the AIG Lead Investor shall be the Designated Holder, provided, that if at such time, or any time thereafter, the AIG Group neither holds all shares of Series A Preferred Stock originally issued to it nor does it hold more shares of the Series A Preferred Stock then outstanding, collectively, than each other single stockholder of the Corporation, when aggregated with its respective affiliates, then the AIG Lead Investor shall not be the Designated Holder and there shall be no Designated Holder hereunder.

(v)                                 “Indebtedness for Borrowed Money” shall mean (a) all indebtedness of the Corporation and its subsidiaries for borrowed money, whether current or funded, or secured or unsecured; (b) all indebtedness of the Corporation and its subsidiaries for the deferred purchase price of property or services represented by a note or other security; (c) all indebtedness of the Corporation and its subsidiaries created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Corporation or any of its subsidiaries (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (d) all indebtedness of the Corporation and its subsidiaries secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien; (e) all obligations under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases in respect of which the Corporation or any of its subsidiaries are liable as lessee; (f) any liability of the Corporation or any of its subsidiaries in respect of banker’s acceptances or letters of credit, including any reimbursement obligations with respect thereto; (g) all interest, fees and other expenses owed with respect to indebtedness described in the foregoing clause (a), (b), (c), (d), (e) or (f) above; and (h) all indebtedness referred to in clause (a), (b), (c), (d), (e), (f) or (g) above which is directly or indirectly guaranteed by the Corporation or any of its subsidiaries, or which the Corporation or any of its subsidiaries has agreed (contingently or otherwise) to purchase or otherwise acquire, or in respect of which the Corporation or any of its subsidiaries has otherwise assured a creditor against loss.

(vi)                              “Option” shall mean any unexercised rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

4.                                       Optional Conversion                                 The holders of the Series A Preferred Stock and Series B Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)                                  Right to Convert.    (i)                                     Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series A Original Issue Price by the Series A Conversion Price (as defined below) in effect at the time of conversion (such conversion formula, hereinafter the “Series A Conversion Ratio”).  The “Series A Conversion Price” shall initially be equal to the Series A Original Issue Price.  The Series A Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock, shall also be subject to adjustment as provided below.

(ii)                                  Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series B Original Issue Price by the Series B Conversion Price (as defined below) in effect at the time of conversion (such conversion formula, hereinafter the “Series B Conversion Ratio”).  The “Series B Conversion Price” shall initially be equal to the Series B Original Issue Price.  The Series B Conversion Price, and the rate at which shares of Series B Preferred Stock may be converted into shares of Common Stock, shall also be subject to adjustment as provided below.  The term “Conversion Price” shall refer to the Series A Conversion Price or the Series B Conversion Price, as applicable.

(iii)                               In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series A Preferred Stock and Series B Preferred Stock, unless such amounts are not paid on such date fixed for payment, in which case the Conversion Rights for such shares shall continue until such amount is paid in full.

(b)                                 Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock and Series B Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock, as determined by the Board of Directors of the Corporation.  Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

(c)                                  Mechanics of Conversion.

(i)                                     In order for a holder of Series A Preferred Stock or Series B Preferred Stock to voluntarily convert shares of Series A Preferred Stock or Series B Preferred Stock, as applicable, into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series A Preferred Stock or Series B Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series A Preferred Stock or Series B Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series A Preferred Stock or Series B Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent.  Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued.  If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing.  The close of business on the date of receipt by the transfer agent of such certificates (or lost certificate affidavit and agreement) and notice (or by the Corporation if the Corporation serves as its own transfer agent) shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date.  The Corporation shall, as soon as practicable after the Conversion Time, but in no event later than the fifth business day after the Conversion Time, issue and deliver at such office to such holder of Series A Preferred Stock or Series B Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

(ii)                                  The Corporation shall at all times when the Series A Preferred Stock or Series B Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series A Preferred Stock and Series B Preferred Stock, as applicable, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock and Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock and Series B Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.  Before taking any action which would cause an adjustment reducing the applicable Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of such series of Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

(iii)                               All shares of Series A Preferred Stock or Series B Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and the rights attendant to such shares of Common Stock, such amounts shall be paid in full by the Corporation at the Conversion Time.  Any shares of Series A Preferred Stock or Series B Preferred Stock so converted shall be retired and cancelled and shall not be reissued as shares of such series, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series A Preferred Stock or Series B Preferred Stock accordingly.

(iv)                              Upon any such conversion, no adjustment to the Series A Conversion Price or Series B Conversion Price shall be made for any declared but unpaid dividends on the Series A Preferred Stock or Series B Preferred Stock, as applicable, surrendered for conversion or on the Common Stock delivered upon conversion, provided, that the holder of such Series A Preferred Stock or Series B Preferred Stock shall be entitled to receive any such dividends.

(v)                                 The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock and Series B Preferred Stock pursuant to this Section 4.  The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock and Series B Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(d)                                 Definitions.  For purposes of this Section 4, the following definitions shall apply:

(i)                                     “Original Issue Date” shall mean the Series A Original Issue Date or the Series B Original Issue Date, as applicable.

(ii)                                  “Series A Original Issue Date” shall mean the date on which the first share of Series A Preferred Stock is issued.

(iii)                               “Series B Original Issue Date” shall mean the date on which the first share of Series B Preferred Stock is issued.

(e)                                  Adjustment for Stock Splits and Combinations.  If the Corporation shall at any time or from time to time after the Original Issue Date for a series of Preferred Stock effect a subdivision of the outstanding Common Stock without a comparable subdivision of the Series A Preferred Stock or Series B Preferred Stock, as applicable, or combine the outstanding shares of Series A Preferred Stock or Series B Preferred Stock without a comparable combination of the Common Stock, the Conversion Price for such series of Preferred Stock in effect immediately before that subdivision or combination shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding.  If the Corporation shall at any time or from time to time after the Original Issue Date for a series of Preferred Stock combine the outstanding shares of Common Stock without a comparable combination of the Series A Preferred Stock or Series B Preferred Stock, as applicable, or effect a subdivision of the outstanding shares of Series A Preferred Stock or Series B Preferred Stock without a comparable subdivision of the Common Stock, the Conversion Price for such series of Preferred Stock in effect immediately before the combination or subdivision shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding.  Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f)                                    Adjustment for Certain Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Original Issue Date for a series of Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price for such series of Preferred Stock in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price for such series of Preferred Stock in effect immediately prior to such dividend or other distribution by a fraction:

(i)                                     the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(ii)                                  the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately after the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price for such series of

Preferred stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price for such series of Preferred Stock shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of such series of Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of such series of Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of such series of Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

(g)                                 Adjustment for Merger or Reorganization, etc.  Subject to the provisions of Subsection 2(b), if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series A Preferred Stock or Series B Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections (e) or (f) of this Section 4), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series A Preferred Stock and Series B Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series A Preferred Stock or  Series B Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation after the exercise of due care) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock and Series B Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Series A Conversion Price and Series B Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series A Preferred Stock or Series B Preferred Stock.

(h)                                 Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price or Series B Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock and Series B Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series A Preferred Stock or Series B Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series A Preferred Stock or Series B Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Series A Conversion Price and Series B Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series A Preferred Stock or Series B Preferred Stock.

(i)                                     Notice of Record Date.  In the event:

(i)                                     the Corporation shall take a record of the holders of its Common Stock (or other stock or securities at the time issuable upon conversion of the Series A Preferred Stock or Series

B Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or

(ii)                                  of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(iii)                               of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series A Preferred Stock and the holders of the Series B Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time issuable upon the conversion of the Series A Preferred Stock or Series B Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series A Preferred Stock, the Series B Preferred Stock and the Common Stock.  Such notice shall be sent at least fifteen (15) days prior to the record date or effective date for the event specified in such notice.  Any notice required by the provisions hereof to be given to a holder of shares of Preferred Stock shall be deemed sent to such holder if deposited in the United States mail, postage prepaid, and addressed to such holder at his, her or its address appearing on the books of the Corporation.

5.                                       Mandatory Conversion.

(a)                                  Upon the earlier of (x) the closing of the sale of shares of Common Stock pursuant to an underwritten public offering registered under the Securities Act of 1933, as amended, in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $25,000,000 of gross proceeds to the Corporation or any selling shareholders, or (y) any date specified by vote or written consent of the holders of at least 66 2/3% of the then outstanding shares of Series A Preferred Stock (the “Mandatory Conversion Date”), (i) all outstanding shares of Series A Preferred Stock and Series B Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective Series A Conversion Ratio or Series B Conversion Ratio, as applicable, and (ii) such shares may not be reissued by the Corporation as shares of such series.

(b)                                 All holders of record of shares of Series A Preferred Stock and Series B Preferred Stock shall be given written notice of the Mandatory Conversion Date and the place designated for mandatory conversion of all such shares of Series A Preferred Stock and Series B Preferred Stock pursuant to this Section 5.  Such notice need not be given in advance of the occurrence of the Mandatory Conversion Date.  Such notice shall be sent by first class or registered mail, postage prepaid, or given by electronic communication in compliance with the provisions of the General Corporation Law, to each record holder of Series A Preferred Stock and Series B Preferred Stock.  Promptly after receipt of such notice, each holder of shares of Series A Preferred Stock and Series B Preferred Stock shall surrender his, her or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 5.  On the Mandatory Conversion Date, all outstanding shares of Series A Preferred Stock and Series B Preferred Stock shall be deemed to have been converted into shares of Common Stock, which shall be deemed to be outstanding of record, and all rights with respect to the Series A Preferred Stock and Series B Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Series A Preferred Stock and Series B Preferred Stock has been converted.  If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing.  As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates for Series A Preferred Stock and Series B Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his, her or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Subsection 4(b) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

(c)                                  All certificates evidencing shares of Series A Preferred Stock and Series B Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the Mandatory Conversion Date, be deemed to have been retired and cancelled and the shares of Series A Preferred Stock and Series B Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date.  Such converted Series A Preferred Stock and Series B Preferred Stock may not be reissued as shares of such Series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred Stock and Series B Preferred Stock accordingly.

6.                                       Optional Redemption of Series C Preferred Stock.

(a)                                  Redemption.

(i)                                     Request by Holders of Series C Preferred Stock.  The holders of Series C Preferred Stock shall have the right to cause the Corporation, at any time, and from time to time after October 1, 2007, in each case upon the demand of the holders of at least a majority of the then outstanding shares of Series C Preferred Stock, to redeem from each such holder on the date of such request all of the outstanding shares of Series C Preferred Stock held by such holder, at a price per share equal to the Series C Redemption Price, provided that, (x) any such rights to seek redemption of the Series C Preferred Stock shall be subject to any limitations contained in the Credit Facility or any Subsequent Indebtedness, and (y) in no event shall the Corporation be required to redeem any shares of Series C Preferred Stock to the extent such shares of Series C Preferred Stock are then subject to a pending indemnification claim under Article 12 of the Stock Purchase Agreement.

(ii)                                  Company Right to Redeem.  The Corporation shall have the right, at any time, to redeem some or all of the then outstanding shares of Series C Preferred Stock, at a price per share equal to the Series C Redemption Price.

(iii)                               If the Corporation does not have sufficient funds legally available to redeem, or is otherwise restricted from redeeming, all shares of Series C Preferred Stock (to the extent the holders of the Series C Preferred Stock have so requested such redemption in accordance with Subsection 6(a)(i) above) outstanding on the date on which such redemption is scheduled to occur, the Corporation shall redeem a pro rata portion of each holder’s shares of Series C Preferred Stock out of funds legally available therefor, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor or the applicable restriction is lifted.  In the event that the Corporation fails to redeem shares for which redemption is requested and required pursuant to this Section 6(a) for any reason on the applicable date, until the Redemption Price is paid in full for all shares requested to be redeemed, the shares of Series C Preferred Stock which the holders thereof have requested be redeemed in accordance with this Section 6 shall continue to be entitled to Accrued Dividends as provided in Subsections 1(c)(1)(b) and above until such shares are so redeemed.

(b)                                 Redemption Notices.

(i)                                     Redemption Notice by the Corporation.  In the event that the Corporation shall elect to redeem and pay all or part of the then outstanding shares of Series C Preferred Stock, the Corporation shall provide written notice of such redemption pursuant to this Section 6(b)(i) specifying the time and place of redemption, by first class or registered mail, postage prepaid, to each holder Series C Preferred Stock at the address for such holder last shown on the records of the Corporation, not more than 60 nor less than 30 days prior to the date on which such redemption is to be made.  If less than all the shares of Series C Preferred Stock owned by to such holder are then to be redeemed, the notice will also specify the number of shares of Series C Preferred Stock which are to be redeemed.

(ii)                                  Redemption and Payment Notice by the Holders of Series C Preferred Stock.  In the event that the majority of holders of Series C Preferred Stock shall elect to redeem all of the then outstanding shares of Series C Preferred Stock.  Such holders shall provide written notice of such redemption election pursuant to this Section 6(b)(ii) to the Corporation no less that 30 days prior to the holders’ desired redemption date.

(c)                                  Redeemed or Otherwise Acquired Shares.  Any shares of Series C Preferred Stock which are redeemed or otherwise acquired by the Corporation or any of its Subsidiaries shall be automatically and immediately canceled and shall not be reissued, sold or transferred.  Neither the Corporation nor any of its Subsidiaries may exercise any voting or other rights granted to the holders of Series C Preferred Stock following redemption.

(d)                                 Restrictions.  At any time after delivery of written notice by any holders of Series C Preferred Stock of the exercise of their redemption rights hereunder and until the full amount of the Redemption Price shall have been paid to such holders with respect to any shares of Series C Preferred Stock they shall have elected to have redeemed (a “Pending Redemption Period”), the Corporation shall not (i) pay any extraordinary bonus compensation to any of its officers, directors or employees, (ii) declare any dividend or make any distribution on its shares of capital stock or (iii) redeem or repurchase any other securities of the Corporation.

(e)                                  Definitions.  For purposes of this Section 6 and this Certificate of Incorporation, the following definitions shall apply:

(i)                                     “Credit Facility” shall mean that certain Financing Agreement dated as of October 1, 2006, by and among Body Shop of America, Inc., Catalogue Ventures, Inc., the Corporation and such other guarantors as may be party thereto, the financial institutions from time to time party thereto as lenders, Dymas Funding Company, LLC, Churchill Financial Cayman Ltd., and NewStar Financial, Inc., as amended from time to time.

(ii)                                  “Series C Redemption Price” per share shall mean, with respect to each share of Series C Preferred Stock, the Series C Original Issue Price plus the amount of any Accrued

Dividends that have accrued thereon through the end of the calendar quarter ending most recently prior to the date of redemption of such shares.

(iii)                               “Stock Purchase Agreement” shall mean that certain Stock Purchase Agreement dated as of October 1, 2006, by and among the Corporation, Body Shop of America, Inc., Catalogue Ventures, Inc., Jerrold Rosenbaum, as Trustee of Ronnie Rosenbaum Family Trust 1, Jerrold Rosenbaum, as Trustee of Marital Trust 1 for Jerrold Rosenbaum, Jerrold Rosenbaum as Trustee of Marital Trust 2 for Jerrold Rosenbaum, Jerrold Rosenbaum, Beth R. Angelo, Laurie I. Bauguss, Curtis Hill, and Jerrold Rosenbaum, as Seller Representative, as amended from time to time.

(iii)                               “Subsequent Indebtedness” shall mean any indebtedness created, incurred, assumed or guaranteed on the part of the Corporation after the date of filing of this Amended and Restated Certificate of Incorporation.

7.                                       Waiver. Any of the rights, powers or preferences of the holders of Series A Preferred Stock set forth herein may be defeased by the affirmative consent or vote of (x) the Designated Holder or, (y) in the event that there is no Designated Holder, stockholders of the Corporation holding in excess of sixty-six and two-thirds percent (66 2/3%) of the number of shares of Series A Preferred Stock then outstanding.  Any of the rights, powers or preferences of the holders of Series B Preferred Stock set forth herein may be defeased by the affirmative consent or vote of the holders of at least a majority of the shares of Series B Preferred Stock then outstanding.

FIFTH:  Subject to any additional vote required by this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

SIXTH:  Subject to any restrictions contained in or additional votes required by this Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

SEVENTH:  Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

EIGHTH:  Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide.  The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

NINTH:  To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

TENTH:  The Corporation shall provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) to the extent provided in the Corporation’s Bylaws.

Any amendment, repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or other agent occurring prior to, such amendment, repeal or modification.

ELEVENTH:  Subject to any additional vote required by this Certificate of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

*  *  *

3)                                     The foregoing amendment and restatement was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law.

4)                                     That said Second Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Second Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 16th day of March, 2007.

By:	/s/ George Kolber
George Kolber
President

Signature Page to Second Amended and Restated BCAC Charter